As filed with the Securities and Exchange Commission on December 14, 2023

Registration No. 333-251799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

Registration Statement No. 333-251799

UNDER

THE SECURITIES ACT OF 1933

SEAGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1874389
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address, including zip code, of registrant’s principal executive offices)

Margaret M. Madden, Esq.

Vice President

Seagen Inc.

66 Hudson Boulevard East

New York, New York 10001

(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David K. Lam

Zachary S. Podolsky

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-251799) (the “Registration Statement”) filed by Seagen Inc., a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission on December 29, 2020, registering (i) an indeterminate amount of the Company’s common stock, par value $0.001, preferred stock, par value $0.001 per share, debt securities and warrants with respect to the base prospectus included therein and (ii) 47,366,002 shares of the Company’s common stock (including such indeterminate number of shares as may be issuable with respect to such shares as a result of stock splits, stock dividends, or similar transactions) with respect to the resale prospectus included therein.

On December 14, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of March 12, 2023, by and among Pfizer Inc., a Delaware corporation (“Parent”), Aris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities and the effectiveness of the Registration Statement is hereby terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 14, 2023.

SEAGEN INC.

By:	/s/ Margaret M. Madden
Name: Margaret M. Madden
Title: Vice President

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.